HomeTrust Bancshares, Inc. Announces Financial Results for the First Quarter of Fiscal 2022 and an Increase in Quarterly Dividend

ASHEVILLE, N.C., October 27, 2021 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the first quarter of fiscal 2022 and an increase in its quarterly dividend.
For the quarter ended September 30, 2021 compared to the corresponding quarter in the previous year:
•net income was $10.5 million, compared to $5.8 million;
•diluted earnings per share ("EPS") was $0.65, compared to $0.35;
•annualized return on assets ("ROA") was 1.20%, compared to 0.62%;
•annualized return on equity ("ROE") was 10.62%, compared to 5.74%;
•provision for credit losses was a net benefit of $1.5 million, compared to a provision of $950,000;
•noninterest income increased $1.7 million, or 19.8% to $10.4 million from $8.6 million;
•376,435 shares of Company common stock were repurchased during the quarter at an average price of $27.71 per share;
•organic net loan growth, which excludes U.S. Small Business Administration's ("SBA") Paycheck Protection Program ("PPP") loans and purchases of home equity lines of credit, was $9.7 million, or 1.5% annualized compared to $10.4 million, or 1.6% annualized; and
•organic net commercial loan growth, which excludes SBA PPP loans, was $37.0 million, or 7.7% annualized compared to $33.7 million, or 7.6% annualized.
In addition to the improvements in the provision for credit losses and noninterest income discussed above, earnings for the three months ended September 30, 2021 was positively impacted by a $2.2 million, or 8.6% increase in net interest income driven by lower borrowing costs.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.09 per common share, reflecting a $0.01, or 12.5% increase over the previous quarter's dividend. This is the third increase of the quarterly dividend since the Company initiated cash dividends in November 2018. The dividend is payable on December 2, 2021 to shareholders of record as of the close of business on November 18, 2021.
"We are very pleased to report a 1.20% annualized ROA and 10.62% annualized ROE for the current quarter as our profitability improvement plan and balance sheet restructuring begins to positively impact our financial results," said Dana Stonestreet, Chairman and Chief Executive Officer. "Our plan announced last quarter included branch closures, paying off our remaining long-term borrowings, and bringing our back-office SBA loan servicing process in-house. In July 2021, we transitioned our SBA loan servicing process in-house and in September 2021 we successfully completed all nine previously announced branch closures. Our tax-equivalent net interest margin increased to 3.41% from 3.00% for the same quarterly period last year as interest expense decreased due to the early payoff of all of our longer-term borrowings. Again, we were able to release reserves this quarter with a $1.5 million benefit for credit losses resulting from some improvements in projected credit losses since last quarter. As all our diversified lines of business mature, we are well positioned to continue building a higher performing community bank, leading to greater shareholder value.
In addition, for the second year in a row, HomeTrust Bank has been named Best Small Bank in North Carolina by Newsweek. I congratulate our teammates who have made this achievement possible. While we continue to focus on excellence in both customer-facing roles and customer support, we also offer enhanced digital capabilities to meet the needs of our customers for the future."
COVID-19 Update
Loan Programs. During the previous quarter ended June 30, 2021, the Company completed its origination participation in the SBA PPP as the program came to an end. As of September 30, 2021, PPP loans totaled $28.8 million, which included $611,000 in net deferred fees that will be accreted into interest income over the remaining life of the loans. If the loans are forgiven, these fees will be accelerated into income at that time. For the three months ended September 30, 2021, the Company earned $424,000 in fees through accretion, including some accelerated accretion resulting from loan forgiveness. The Company has worked with the SBA and its customers to forgive a total of $82.5 million in PPP loans during its participation in the program.

Loan Modifications. As of September 30, 2021, the Company had $1.0 million in loans with full principal and interest payment deferrals related to COVID-19 compared to $107,000 at June 30, 2021. Substantially all loans placed on full payment deferral during the pandemic have come out of deferral and borrowers are either making regular loan payments or interest-only payments through the end of calendar year 2021. As of September 30, 2021, the Company had $67.8 million in commercial loan deferrals on interest-only payments compared to $78.9 million at June 30, 2021.

Income Statement Review
Net interest income increased by $2.2 million, or 8.6% to $27.7 million for the quarter ended September 30, 2021, compared to $25.5 million for the comparative quarter in fiscal 2021. Interest and dividend income decreased by $1.1 million, or 3.8%, primarily driven by lower average balances on loans and commercial paper combined with lower yields. Average interest-earning assets decreased $187.4 million, or 5.4% to $3.3 billion for the quarter ended September 30, 2021. The average balance of total loans receivable decreased by $55.7 million, or 1.9% compared to the same quarter last year primarily due to the decrease in PPP loans outstanding. The average balance of commercial paper and deposits in other banks decreased $146.6 million, or 34.6% as the Company used excess liquidity to reduce borrowings between the periods, primarily during the quarter ended June 30, 2021. The average balance of other interest-earning assets decreased $17.2 million, or 44.2% driven by a decrease in Federal Home Loan Bank ("FHLB") stock due to the reduction in FHLB borrowings, and an increase in Small Business Investment Company ("SBIC") investments resulting in higher rates earned for the current period. Net interest margin (on a fully taxable-equivalent basis) for the three months ended September 30, 2021 increased to 3.41% from 3.00% for the same period a year ago as all higher rate long-term borrowings were repaid during the quarter ended June 30, 2021.
Total interest and dividend income decreased $1.1 million, or 3.8% for the three months ended September 30, 2021 as compared to the same period last year, which was primarily a result of a $697,000, or 2.4% decrease in loan interest income, a $550,000, or 62.4% decrease in interest income from commercial paper and deposits in other banks, partially offset by a $107,000, or 23.9% increase in other investment income. The lower interest income in each category was primarily driven by the decrease in average balances, discussed above. In addition, average loan yields decreased 5 basis points to 3.97% for the quarter ended September 30, 2021 from 4.02% in the corresponding quarter last year. Average yields on commercial paper and deposits in other banks decreased 36 basis points to 0.47% for the quarter ended September 30, 2021 from 0.83% in the corresponding quarter last year. Average yields on securities available for sale decreased 49 basis points to 1.50% for the quarter ended September 30, 2021 from 1.99% in the corresponding quarter last year. The overall average yield on interest-earning assets increased four basis points to 3.61% for the current quarter compared to 3.57% in the same quarter last year primarily due to the change in mix of interest-earning assets, as excess liquidity was used to repay long-term borrowings and reduce short-term interest-earning assets with lower yields.
Total interest expense decreased $3.3 million, or 67.7% for the three months ended September 30, 2021 compared to the same period last year. The decrease was driven by a $1.7 million, or 51.7% decrease in interest expense on deposits and a $1.7 million, or 98.5% decrease in interest expense on borrowings. Average interest-bearing deposits for the quarter ended September 30, 2021 increased $29.7 million, or 1.3%, which was more than offset by the 30 basis point decrease in the cost of deposits, down to 0.27% compared to 0.57% in the same period last year. Average borrowings for the quarter ended September 30, 2021 decreased $419.5 million, or 88.3% along with a 124 basis point decrease in the average cost of borrowings compared to the same period last year. The increase in average deposits (interest and noninterest-bearing) was due to successful deposit gathering campaigns and funds from PPP loans and other government stimulus. The decrease in the average cost of borrowings was primarily driven by the early retirement of long-term borrowings reducing the average balance and partially driven by a shift to short-term borrowings at lower rates. The overall average cost of funds decreased 45 basis points to 0.27% for the current quarter compared to 0.72% in the same quarter last year due primarily to the impact of lower rates.
Noninterest income increased $1.7 million, or 19.8% to $10.4 million for the three months ended September 30, 2021 from $8.6 million for the same period in the previous year primarily due to a $713,000, or 21.3% increase in gain on sale of loans, a $505,000, or 106.5% increase in loan income and fees, a $275,000, or 13.1% increase in service charges and fees on deposit accounts, and a $215,000, or 16.2% increase in operating lease income. The increase in gain on the sale of loans was driven by an increase in gains from sales of SBA loans in the current period as this line of business improves from the effects of the COVID-19 pandemic. During the quarter ended September 30, 2021, $63.8 million of residential mortgage loans originated for sale which were sold with gains of $2.1 million compared to $96.0 million sold and gains of $2.2 million in the corresponding quarter in the prior year. There were $14.4 million of the guaranteed portion of SBA commercial loans sold with gains of $1.7 million in the current quarter compared to $15.1 million sold and gains of $1.0 million in the corresponding quarter in the prior year. In addition, $47.4 million of home equity loans were sold during the quarter ended September 30, 2021 for a gain of $267,000 compared to $20.0 million sold and gains of $100,000 in the corresponding quarter. The $505,000, or 106.5% increase in loan income and fees was primarily a result of $313,000 in additional loan servicing fees from bringing the Company's SBA loan servicing process in-house beginning July 1, 2021 and $257,000 in additional prepayment fee income from our equipment finance line of business during the current quarter. Other increases in noninterest income were primarily driven by an increase in customer spending as a result of economic recovery from the pandemic.
Noninterest expense of $26.0 million for the three months ended September 30, 2021 was unchanged compared to the same period last year. An increase of $380,000, or 116.9% in marketing and advertising was partially offset by a decrease of $367,000, or 8.6% in other noninterest expense primarily driven by lower depreciation expense on operating lease equipment for the three months ended September 30, 2021 compared to the same period last year.
For the three months ended September 30, 2021, the Company's income tax expense increased $1.6 million to $3.0 million from $1.4 million as a result of greater taxable income. The effective tax rates for the three months ended September 30, 2021 and 2020 were 22.0% and 20.1%, respectively.

Balance Sheet Review
Total assets and liabilities both decreased by $43.4 million down to $3.5 billion and $3.1 billion, respectively, at September 30, 2021 as compared to June 30, 2021. The decrease in assets was primarily driven by a cumulative decrease of $44.9 million, or 18.1% in cash and cash equivalents, certificates of deposit in other banks, and debt securities available for sale, and a $13.6 million, or 0.5% decrease in loans receivable as the Company redirected its excess liquidity to continue paying down borrowings during the period. These decreases were partially offset by a $11.6 million, or 12.4% increase in loans held for sale primarily related to additional SBA commercial loans, one-to-four family residential mortgage loans and home equity loans originated for sale during the period, and a $7.1 million, or 3.7% increase in commercial paper.
Total loans decreased $13.6 million, or 0.5% to $2.7 billion at September 30, 2021 from the balance at June 30, 2021. The decrease was driven by PPP forgiveness of $18.3 million and a $32.7 million, or 4.3% decrease in retail consumer loans resulting from a reduction in one-to-four family loans and indirect auto finance loans. This decrease was partially offset by a $37.0 million, or 1.9% increase in commercial loans (excluding PPP loans) as the Company continues its focus on the growth of this loan segment.
Stockholders' equity remained at $396.5 million at September 30, 2021 as compared to June 30, 2021. Increases within stockholders' equity including $10.5 million in net income and $1.1 million in stock-based compensation and stock option exercises were offset by repurchases of 376,435 shares of common stock at an average cost of $27.71, or approximately $10.4 million and $1.3 million related to cash dividends declared. As of September 30, 2021, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The allowance for credit losses was $34.4 million, or 1.27% of total loans, at September 30, 2021 compared to $35.5 million, or 1.30% of total loans, at June 30, 2021. The allowance for credit losses to total gross loans excluding PPP loans was 1.28% at September 30, 2021, compared to 1.32% at June 30, 2021. The overall decrease was largely driven by lower expected credit losses estimated by management based on an improving economic outlook.
Provision for credit losses was a net benefit of $1.5 million for the three months ended September 30, 2021, compared to a $950,000 provision for the corresponding period in fiscal year 2021. Net loan recoveries totaled $273,000 for the three months ended September 30, 2021, compared to net charge-offs of $699,000 for the same period last year. Net recoveries as a percentage of average loans were (0.04)% for the quarter ended September 30, 2021 compared to net charge-offs of 0.10% for the corresponding quarter last year.
Nonperforming assets decreased by $6.0 million, or 47.0% to $6.8 million, or 0.19% of total assets at September 30, 2021 compared to $12.8 million, or 0.36% of total assets at June 30, 2021. The significant decrease from last quarter was primarily a result of the payoff of two commercial real estate loan relationships totaling $5.1 million. Nonperforming assets included $6.7 million in nonaccruing loans and $45,000 in REO at September 30, 2021, compared to $12.6 million and $188,000 in nonaccruing loans and REO, respectively, at June 30, 2021. Included in nonperforming loans are $930,000 of loans restructured from their original terms of which $186,000 was current at September 30, 2021, with respect to their modified payment terms. Nonperforming loans to total loans was 0.25% at September 30, 2021 and 0.46% at June 30, 2021.
The ratio of classified assets to total assets decreased to 0.65% at September 30, 2021 from 0.76% at June 30, 2021. Classified assets decreased to $22.5 million at September 30, 2021 compared to $26.7 million at June 30, 2021 primarily due to the payoff of two commercial real estate loan relationships discussed above. The Company's overall asset quality metrics continue to demonstrate its commitment to growing and maintaining a loan portfolio with a moderate risk profile; however, the Company will remain diligent in its review of the portfolio and overall economy as it continues to maneuver through the uncertainty surrounding COVID-19 and rising inflation.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for the Bank. As of September 30, 2021, the Company had assets of $3.5 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley).

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements include: the effect of the COVID-19 pandemic, including on the Company's credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on their website at www.htb.com and on the SEC's website at www.sec.gov. These risks could cause the Company's actual results for fiscal 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, the Company and could negatively affect its operating and stock performance. Any of the forward-looking statements that the Company makes in this press release or the documents they file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions they might make, because of the factors described above or because of other factors that they cannot foresee. The Company does not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WEBSITE: WWW.HTB.COM
Contact:
Dana L. Stonestreet – Chairman and Chief Executive Officer
C. Hunter Westbrook – President and Chief Operating Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	September 30, 2021	June 30, 2021(1)	March 31, 2021	December 31, 2020	September 30, 2020
Assets
Cash	$22,431	$22,312	$24,621	$27,365	$29,472
Interest-bearing deposits	20,142	28,678	139,474	198,979	141,672
Cash and cash equivalents	42,573	50,990	164,095	226,344	171,144
Commercial paper	196,652	189,596	238,445	183,778	204,867
Certificates of deposit in other banks	35,495	40,122	42,015	48,637	52,361
Debt securities available for sale, at fair value	124,576	156,459	162,417	153,540	96,159
Other investments, at cost	20,891	23,710	28,899	39,572	38,949
Loans held for sale	105,161	93,539	86,708	118,439	124,985
Total loans, net of deferred loan fees and costs	2,719,642	2,733,267	2,690,153	2,678,624	2,769,396
Allowance for credit losses	(34,406)	(35,468)	(36,059)	(39,844)	(43,132)
Net loans	2,685,236	2,697,799	2,654,094	2,638,780	2,726,264
Premises and equipment, net	68,568	70,909	70,886	70,104	59,418
Accrued interest receivable	8,429	7,933	8,271	9,796	10,648
Real estate owned ("REO")	45	188	143	252	144
Deferred income taxes	15,722	16,901	16,889	18,626	19,209
Bank owned life insurance ("BOLI")	93,679	93,108	93,877	93,326	92,775
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	250	343	473	638	840
Other assets	58,445	57,488	55,763	52,501	50,633
Total assets	$3,481,360	$3,524,723	$3,648,613	$3,679,971	$3,674,034
Liabilities and stockholders' equity
Liabilities
Deposits	$2,987,284	$2,955,541	$2,908,478	$2,743,269	$2,742,046
Borrowings	40,000	115,000	275,000	475,000	475,000
Other liabilities	57,565	57,663	58,683	56,978	56,637
Total liabilities	3,084,849	3,128,204	3,242,161	3,275,247	3,273,683
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	163	167	167	168	170
Additional paid in capital	151,425	160,582	162,010	166,352	170,204
Retained earnings	249,331	240,075	248,767	242,182	234,023
Unearned Employee Stock Ownership Plan ("ESOP") shares	(5,687)	(5,819)	(5,951)	(6,083)	(6,216)
Accumulated other comprehensive income	1,279	1,514	1,459	2,105	2,170
Total stockholders' equity	396,511	396,519	406,452	404,724	400,351
Total liabilities and stockholders' equity	$3,481,360	$3,524,723	$3,648,613	$3,679,971	$3,674,034
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(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 16,307,658 at September 30, 2021; 16,636,483 at June 30, 2021; 16,655,347 at March 31, 2021, 16,791,027 at December 31, 2020; and 17,020,724 at September 30, 2020.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended
(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020
Interest and dividend income
Loans	$27,895	$27,234	$28,592
Commercial paper and interest-bearing deposits	331	467	881
Debt securities available for sale	524	496	528
Other investments	555	609	448
Total interest and dividend income	29,305	28,806	30,449
Interest expense
Deposits	1,572	1,774	3,253
Borrowings	26	1,034	1,687
Total interest expense	1,598	2,808	4,940
Net interest income	27,707	25,998	25,509
Provision (benefit) for credit losses	(1,460)	(955)	950
Net interest income after provision (benefit) for credit losses	29,167	26,953	24,559
Noninterest income
Service charges and fees on deposit accounts	2,372	2,376	2,097
Loan income and fees	979	529	474
Gain on sale of loans held for sale	4,057	5,423	3,344
BOLI income	518	605	532
Operating lease income	1,540	1,494	1,325
Other, net	886	733	867
Total noninterest income	10,352	11,160	8,639
Noninterest expense
Salaries and employee benefits	15,280	16,265	15,207
Net occupancy expense	2,317	2,511	2,293
Computer services	2,324	2,499	2,307
Telephone, postage, and supplies	712	777	662
Marketing and advertising	705	655	325
Deposit insurance premiums	566	438	511
REO related expense	142	120	213
Core deposit intangible amortization	93	130	238
Branch closure and restructuring expenses	—	1,513	—
Prepayment penalties on borrowings	—	19,034	—
Other	3,877	4,291	4,244
Total noninterest expense	26,016	48,233	26,000
Income (loss) before income taxes	13,503	(10,120)	7,198
Income tax expense (benefit)	2,976	(2,712)	1,445
Net income (loss)	$10,527	$(7,408)	$5,753

Per Share Data

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Net income (loss) per common share:(1)
Basic	$0.66	$(0.46)	$0.35
Diluted	$0.65	$(0.46)	$0.35
Average shares outstanding:
Basic	15,761,247	15,894,342	16,230,990
Diluted	16,146,611	15,894,342	16,469,242
Book value per share at end of period	$24.31	$23.83	$23.52
Tangible book value per share at end of period (2)	$22.73	$22.28	$21.98
Cash dividends declared per common share	$0.08	$0.08	$0.07
Total shares outstanding at end of period	16,307,658	16,636,483	17,020,724
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(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliation tables below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Performance ratios: (1)
Return on assets (ratio of net income (loss) to average total assets)	1.20%	(0.81)%	0.62%
Return on equity (ratio of net income (loss) to average equity)	10.62	(7.30)	5.74
Tax equivalent yield on earning assets(2)	3.61	3.43	3.57
Rate paid on interest-bearing liabilities	0.27	0.44	0.72
Tax equivalent average interest rate spread (2)	3.34	2.99	2.85
Tax equivalent net interest margin(2) (3)	3.41	3.10	3.00
Average interest-earning assets to average interest-bearing liabilities	137.94	132.52	125.51
Operating expense to average total assets	2.96	5.26	2.81
Efficiency ratio	68.36	129.81	76.14
Efficiency ratio - adjusted (4)	67.80	73.86	75.45
_________________________________
(1)Ratios are annualized where appropriate.
(2)The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate since the interest from these leases is tax exempt.
(3)Net interest income divided by average interest-earning assets.
(4)See Non-GAAP reconciliation tables below for adjustments.

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Asset quality ratios:
Nonperforming assets to total assets(1)	0.19%	0.36%	0.37%	0.40%	0.40%
Nonperforming loans to total loans(1)	0.25	0.46	0.49	0.54	0.52
Total classified assets to total assets	0.65	0.76	0.76	0.74	0.73
Allowance for credit losses to nonperforming loans(1)	510.63	281.38	272.64	274.05	299.11
Allowance for credit losses to total loans	1.27	1.30	1.34	1.49	1.56
Allowance for credit losses to total gross loans excluding PPP loans(2)	1.28	1.32	1.38	1.52	1.61
Net charge-offs (recoveries) to average loans (annualized)	(0.04)	(0.04)	(0.03)	(0.01)	0.10
Capital ratios:
Equity to total assets at end of period	11.39%	11.25%	11.14%	11.00%	10.90%
Tangible equity to total tangible assets(2)	10.73	10.59	10.50	10.36	10.25
Average equity to average assets	11.27	11.06	10.79	10.95	10.85
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(1)Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At September 30, 2021, there were $930,000 of restructured loans included in nonaccruing loans and $3.4 million, or 51.2% of nonaccruing loans were current on their loan payments.
(2)See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	Three Months Ended
(Dollars in thousands)	September 30, 2021			September 30, 2020
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)

Assets:
Interest-earning assets:
Loans receivable(1)	$2,819,716	$28,205	3.97%	$2,875,432	$28,902	4.02%
Commercial paper and deposits in other banks	277,564	331	0.47%	424,170	881	0.83%
Securities available for sale	138,435	524	1.50%	106,268	528	1.99%
Other interest-earning assets(3)	21,731	555	10.13%	38,946	448	4.61%
Total interest-earning assets	3,257,446	29,615	3.61%	3,444,816	30,759	3.57%
Other assets	260,976			251,648
Total assets	$3,518,422			$3,696,464
Liabilities and equity:
Interest-bearing deposits:
Interest-bearing checking accounts	635,456	397	0.25%	560,481	397	0.28%
Money market accounts	988,990	367	0.15%	825,545	550	0.27%
Savings accounts	223,658	41	0.07%	200,543	37	0.07%
Certificate accounts	457,865	767	0.67%	689,709	2,269	1.32%
Total interest-bearing deposits	2,305,969	1,572	0.27%	2,276,278	3,253	0.57%
Borrowings	55,464	26	0.18%	475,000	1,687	1.42%
Total interest-bearing liabilities	2,361,433	1,598	0.27%	2,751,278	4,940	0.72%
Noninterest-bearing deposits	708,219			484,336
Other liabilities	52,305			59,935
Total liabilities	3,121,957			3,295,549
Stockholders' equity	396,465			400,915
Total liabilities and stockholders' equity	$3,518,422			$3,696,464

Net earning assets	$896,013			$693,538
Average interest-earning assets to
average interest-bearing liabilities	137.94%			125.21%
Tax-equivalent:
Net interest income		$28,017			$25,819
Interest rate spread			3.34%			2.85%
Net interest margin(4)			3.41%			3.00%
Non-tax-equivalent:
Net interest income		$27,707			$25,509
Interest rate spread			3.30%			2.82%
Net interest margin(4)			3.37%			2.96%
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(1)The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2)Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $310 for the three months ended September 30, 2021 and 2020, respectively, calculated based on a combined federal and state tax rate of 24%.
(3)The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4)Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Commercial loans:
Commercial real estate	$1,132,764	$1,142,276	$1,088,178	$1,056,971	$1,068,255
Construction and development	187,900	179,427	162,820	172,892	216,757
Commercial and industrial	153,612	141,341	140,579	138,761	148,413
Equipment finance	341,995	317,920	291,950	272,761	250,813
Municipal leases	142,100	140,421	129,141	128,549	130,337
PPP loans	28,762	46,650	73,090	64,845	80,816
Total commercial loans	1,987,133	1,968,035	1,885,758	1,834,779	1,895,391
Retail consumer loans
One-to-four family	384,901	406,549	430,001	452,421	459,285
HELOCs - originated	129,791	130,225	131,867	125,397	135,885
HELOCs - purchased	33,943	38,976	46,086	58,640	61,535
Construction and land/lots	69,835	66,027	68,118	75,108	78,799
Indirect auto finance	106,184	115,093	119,656	122,947	128,466
Consumer	7,855	8,362	8,667	9,332	10,035
Total retail consumer loans	732,509	765,232	804,395	843,845	874,005
Total loans, net of deferred loan fees and costs	2,719,642	2,733,267	2,690,153	2,678,624	2,769,396
Allowance for credit losses	(34,406)	(35,468)	(36,059)	(39,844)	(43,132)
Net loans	$2,685,236	$2,697,799	$2,654,094	$2,638,780	$2,726,264

Deposits

(Dollars in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Core deposits:
Noninterest-bearing accounts	$711,764	$636,414	$528,711	$469,998	$458,157
NOW accounts	621,675	644,958	727,240	654,960	608,968
Money market accounts	987,650	975,001	927,519	882,366	826,970
Savings accounts	220,614	226,391	221,537	209,699	202,787
Total core deposits	2,541,703	2,482,764	2,405,007	2,217,023	2,096,882
Certificates of deposit	445,581	472,777	503,471	526,246	645,164
Total deposits	$2,987,284	$2,955,541	$2,908,478	$2,743,269	$2,742,046

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; and the ratio of the allowance for credit losses to total loans excluding PPP loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended
(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020
Noninterest expense	$26,016	$48,233	$26,000
Less: branch closure and restructuring expenses	—	1,513
Less: prepayment penalties on borrowings	—	19,034	—
Noninterest expense	$26,016	$27,686	$26,000

Net interest income	$27,707	$25,998	$25,509
Plus noninterest income	10,352	11,160	8,639
Plus tax equivalent adjustment	310	325	310
Net interest income plus noninterest income – as adjusted	$38,369	$37,483	$34,458
Efficiency ratio - adjusted	67.80%	73.86%	75.45%
Efficiency ratio	68.36%	129.81%	76.14%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

(Dollars in thousands, except per share data)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Total stockholders' equity	$396,511	$396,519	$406,452	$404,724	$400,351
Less: goodwill, core deposit intangibles, net of taxes	25,830	25,902	26,002	26,130	26,285
Tangible book value (1)	$370,681	$370,617	$380,450	$378,594	$374,066
Common shares outstanding	16,307,658	16,636,483	16,655,347	16,791,027	17,020,724
Tangible book value per share	$22.73	$22.28	$22.84	$22.55	$21.98
Book value per share	$24.31	$23.83	$24.40	$24.10	$23.52
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(1)    Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

(Dollars in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Tangible equity(1)	$370,681	$370,617	$380,450	$378,594	$374,066
Total assets	3,481,360	3,524,723	3,648,613	3,679,971	3,674,034
Less: goodwill, core deposit intangibles, net of taxes	25,830	25,902	26,002	26,130	26,285
Total tangible assets(2)	$3,455,530	$3,498,821	$3,622,611	$3,653,841	$3,647,749
Tangible equity to tangible assets	10.73%	10.59%	10.50%	10.36%	10.25%
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(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net income (loss), EPS, ROA, and ROE as adjusted to exclude branch closure/restructuring expenses and prepayment penalties on borrowings:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2021	June 30, 2021	September 30, 2020
Branch closure and restructuring expenses	$—	$1,513	$—
Prepayment penalties on borrowings	—	19,034	—
Total adjustments	—	20,547	—
Tax effect	—	4,829	—
Total adjustments, net of tax	—	15,718	—
Net income (loss) (GAAP)	10,527	(7,408)	5,753
Adjusted net income (non-GAAP)	$10,527	$8,310	$5,753
Per Share Data
Average shares outstanding - basic	15,761,247	15,894,342	16,230,990
Average shares outstanding - diluted	16,146,611	15,894,342	16,469,242
Average shares outstanding - diluted (adjusted) (1)	16,146,611	16,406,581	16,469,242
Basic EPS
Basic EPS (GAAP) (2)	$0.66	$(0.46)	$0.35
Non-GAAP adjustment	—	0.98	—
Adjusted basic EPS (non-GAAP) (3)	$0.66	$0.52	$0.35
Diluted EPS
Diluted EPS (GAAP) (4)	$0.65	$(0.46)	$0.35
Non-GAAP adjustment	—	0.96	—
Adjusted diluted EPS (non-GAAP) (5)	$0.65	$0.50	$0.35
Average Balances
Average assets	$3,518,422	$3,669,597	$3,696,464
Average equity	396,465	405,933	400,915
ROA
ROA (GAAP)	1.20%	(0.81)%	0.62%
Non-GAAP adjustment	—%	1.72%	—%
Adjusted ROA (non-GAAP)	1.20%	0.91%	0.62%
ROE
ROE (GAAP)	10.62%	(7.30)%	5.74%
Non-GAAP adjustment	—%	15.49%	—%
Adjusted ROE (non-GAAP)	10.62%	8.19%	5.74%
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(1)Average shares outstanding - diluted were adjusted for the three months ended June 30, 2021 to include potentially dilutive shares not considered due to the corresponding net losses under GAAP.
(2)Net income (loss) used in the basic EPS calculation includes an adjustment of $69 for the three months ended June 30, 2021 in relation to the two-class method.
(3)Adjusted net income used in the basic EPS calculation includes an adjustment of $(78) for the three months ended June 30, 2021 in relation to the two-class method.
(4)Net income (loss) used in the diluted EPS calculation includes an adjustment of $69 for the three months ended June 30, 2021 in relation to the two-class method.
(5)Adjusted net income used in the diluted EPS calculation includes an adjustment of $(76) for the three months ended June 30, 2021 in relation to the two-class method.
Set forth below is a reconciliation to GAAP of the allowance for credit losses to total loans (excluding net deferred loan costs) and the allowance for credit losses as adjusted to exclude PPP loans:

(Dollars in thousands)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Total gross loans receivable (GAAP)	$2,719,642	$2,733,267	$2,690,153	$2,678,624	$2,769,396
Less: PPP loans (1)	28,762	46,650	73,090	64,845	80,816
Adjusted loans (non-GAAP)	$2,690,880	$2,686,617	$2,617,063	$2,613,779	$2,688,580

Allowance for credit losses (GAAP)	$34,406	$35,468	$36,059	$39,844	$43,132
Allowance for credit losses / Adjusted loans (non-GAAP)	1.28%	1.32%	1.38%	1.52%	1.60%
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(1)PPP loans are fully guaranteed loans by the U.S. government.